Exhibit 99.1

CorEnergy Declares 2014 Fourth Quarter Dividend of $0.130 Per Share

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.--(BUSINESS WIRE)—January 28, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) ("CorEnergy" or the "Company") announced today that its Board of Directors declared the Company's 2014 fourth quarter dividend of $0.130 per share. The fourth quarter dividend is payable on February 27, 2015 to shareholders of record on February 13, 2015.

CorEnergy anticipates that it will increase the dividend from $0.130 to $0.135 for the quarter ended March 31, 2015 (or $0.54 cents per share annualized).

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), the first publicly listed Real Estate Investment Trust (REIT) focused on energy infrastructure, primarily owns U.S. real assets used by energy companies and utilities under long-term triple net participating leases. These stable, utility-like assets include pipelines, storage tanks, transmission lines and gathering systems. The Company's principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth (reported to our investors on Form 1099). CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $17.3 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of December 31, 2014. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen, 877-699-CORR (2677)
info@corridortrust.com

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